Exhibit 10.01

2550 Garcia Avenue
Mountain View, CA 94043

650-944-3840
intuit.com

January 18, 2018

Michelle Clatterbuck
2535 Garcia Avenue
Mountain View, CA 94043

Dear Michelle,

Congratulations on your promotion to Executive Vice President, Chief Financial Officer at Intuit (also referred to as the “Company”). We look forward to your continued leadership.

Promotion Date
You will become Intuit’s Executive Vice President and Chief Financial Officer, reporting to Brad Smith, effective February 1, 2018 (the “Promotion Date”).

Salary
Effective as of your Promotion Date, your Biweekly salary will be US $25,000 (less applicable withholdings) based upon an annual salary of US $650,000.00, pending continued employment.

Bonus
Your annual performance bonus for the Company’s 2018 fiscal year will be determined pursuant to Intuit’s Performance Incentive Plan (“IPI”), a cash incentive compensation program. Your incentive will be prorated based on your Promotion Date. Payouts under the IPI plan are tied to the achievements of Intuit and individual performance and are made to individuals who are employed on the last day of the fiscal year. The actual amount of your award, if any, will be determined in accordance with the terms and conditions outlined in the IPI plan document.

Your new target percentage under the IPI will be 100% of your annual salary.

Beginning with the Company’s 2019 fiscal year, you will participate in the Company’s Senior Executive Incentive Plan instead of the IPI.

Equity
Subject to necessary approvals by Intuit, you will be granted Restricted Stock Units (referred to as RSUs) with a grant date value of $2,000,000.00. The actual number of RSUs will be determined by dividing the grant date value by the closing price of Intuit’s common stock on the grant date and rounding down to the nearest whole share. Though Intuit cannot guarantee a grant date, new hire grants are generally made on the fifteenth day of the month following an employee's Promotion Date. You will vest as to (i) 33-1/3% of your RSUs in the year following the grant date on the first day of the calendar month of the grant date, (ii) 33-1/3% of your RSUs in the second year following the grant date on the first day of the calendar month of the grant date, and (iii) 33-1/3% of your RSUs in the third year following the grant date on the first day of

Exhibit 10.01

the calendar month of the grant date, provided you remain continually employed by the Company from the grant date until the applicable vesting date.

Your RSUs, and the issuance of the underlying Intuit Inc. Common Stock, will be subject to the terms and conditions of your award agreement and the Intuit Inc. 2005 Equity Incentive Plan.

Intuit has trading window restrictions that apply to all employees to protect against insider trading. Those restrictions limit when you can sell Intuit stock. The Intuit trading window will generally close on the last day of the second month of each fiscal quarter, and open on the second trading day following our earnings announcement.

You will receive notification from stock@intuit.com within 10 business days of your grant dates that includes instructions regarding how to view your awards on www.stockplanconnect.com.

Relocation
Relocation costs associated with your move from San Diego to the Bay Area will be covered in accordance with the enclosed relocation policy. To receive any benefits under the relocation policy, you must first sign the enclosed Relocation Repayment Agreement and return it with your signed employment agreement.

Share Ownership
As Executive Vice President and CFO, you will continue to participate in Intuit’s Share Ownership Program. You will have three years from your Promotion Date in which to acquire and hold shares of Intuit stock with a minimum aggregate value, pursuant to the terms of this program. The current aggregate value applicable to the CFO role is 5 times your base salary. In the meantime, you are required to maintain your current share ownership requirement of 1.5 times your base salary.

Other Benefits
You will continue to be eligible for the normal health insurance, 401(k), employee stock purchase plan, nonqualified deferred compensation plan, management stock purchase program and other benefits offered to all Intuit senior executives.

Please visit www.intuitbenefits.com for details that will apply to you.

Vacation
As an executive at Intuit, you will continue to be exempt from the normal limits on vacation as defined in Intuit’s standard policy and you will not accrue paid vacation time or floating holidays.  It is expected that you will take paid time off as needed and in your reasonable determination, subject only to the approval of your manager.

Terms and Conditions
Your employment with Intuit continues to be at-will in nature and can be terminated at any time for any reason or no reason by yourself or by Intuit. This at-will employment relationship can only be modified in a writing signed by Intuit's Chief Executive Officer.

This agreement supersedes any prior offer letter or employment agreement between you and Intuit, provided that the terms of your employment remain subject to Intuit’s standard policies and procedures, as well as the terms of any other agreement that you and Intuit have entered into, including but not limited to the Employee Intellectual Property Assignment and Confidentiality Agreement you are entering into simultaneously herewith. Please review these terms to make sure they are consistent with your understanding. If so, please sign and date this letter in the place indicated below.

Exhibit 10.01

If you have any questions about this offer, please contact me.

Sincerely,

/s/ BRAD SMITH

Brad Smith
Chairman and Chief Executive Officer

Accepted:   /s/ MICHELLE CLATTERBUCK

Date:      1/19/2018                                          Start Date:      2/1/2018